As filed with the Securities and Exchange Commission on September 7, 2012

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UQM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Colorado	84-0579156
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4120 Specialty Place Longmont, Colorado 80504 (303) 682-4900 (Address, including zip code and telephone number, including area code, of registrant's principal executive office)

UQM Technologies, Inc. 2012 Equity Incentive Plan

(Full title of the plan)

Donald A. French, Treasurer

4120 Specialty Place

Longmont, Colorado 80504

(303) 682-4900

(Name, address, including zip code and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ X ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,100,000 shares	$1.00	$1,100,000	$126.06

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), based on based upon the average of the high and low prices of the Registrant's common stock on the NYSE MKT on August 30, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by UQM Technologies, Inc. (the "Registrant") with the Commission are incorporated by reference in this Registration Statement:

(a) The Registrant's Annual Report on Form 10-K for the year ended March 31, 2012;

(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012;

(c) The Registrant's Current Reports on Form 8-K filed with the Commission on April 17, May 8, June 6, July 13, August 10, and August 15, 2012;

(d) The Registrant's Definitive Proxy Statement on Schedule 14A filed with the Commission on June 22, 2012 for the Annual Meeting of Shareholders held on August 8, 2012; and

(e) The description of the Registrant's common stock contained in its Registration Statement on Form 8-A (file no. 0-9146), as amended.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article VI of the Bylaws of the Registrant provides for the indemnification by the Registrant of each director, officer, employee or agent of the Registrant and its subsidiaries in connection with any claim, action, suit or proceeding brought or threatened by reason of his position with the Registrant or any of its subsidiaries, provided that the indemnified party acted in good faith and in a manner he believed to be in the Registrant's best interest. In addition, Article XI of the Registrant's Articles of Incorporation provides that to the fullest extent permitted by the Colorado Corporation Code, as the same exists or hereafter shall be amended, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director.

Section 7-109-102 of the Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself or herself in good faith, (b) reasonably believed that (i) in the case of conduct in his or her official capacity, his or her conduct was in the corporation's best interest, or (ii) in all other cases, his or her conduct was not opposed to the corporation's best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 7-109-103 further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

The Act limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. The Act permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the articles of incorporation, the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Item 7.  Exemptions from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are submitted herewith or incorporated by reference herein.

Exhibit No.	Description
4.1	UQM Technologies, Inc. 2012 Equity Incentive Plan (incorporated by reference from Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A filed with the Commission on June 22, 2012).
5.1	Opinion of Bryan Cave LLP.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on this 6th day of September, 2012.

UQM TECHNOLOGIES, INC.
By:	/s/ Donald A. French
Donald A. French
Treasurer, Secretary and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below does hereby make, constitute and appoint Eric R. Ridenour and Donald A. French, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution to execute, deliver and file with the Securities and Exchange Commission, for and on his behalf, and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement with all exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature
	Title	Date
/s/ William G. Rankin William G. Rankin	Chairman of the Board of Directors	August 29, 2012
/s/ Eric R. Ridenour Eric R. Ridenour	President and Chief Executive Officer (Principal Executive Officer)	September 6, 2012
/s/ Donald A. French Donald A. French	Treasurer, Secretary and Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 6, 2012
/s/ Jerome H. Granrud Jerome H. Granrud	Director	August 22, 2012
/s/ Stephen J. Roy Stephen J. Roy	Director	August 28, 2012
/s/ Joseph P. Sellinger Joseph P. Sellinger	Director	August 28, 2012
/s/ Donald W. Vanlandingham Donald W. Vanlandingham	Director	August 24, 2012